UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 14, 2015

DEVELOPMENT CAPITAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Florida	000-54566	27-3746561
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1932 Kellogg Ave. Carlsbad, CA 92008
(Address of principal executive offices, including zip code)

(888) 415-7758
(Registrant's telephone number, including area code) 9190 West Olympic Blvd., Suite 200 Los Angeles, CA 90212

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.

Entry into a Material Definitive Agreement.

On January 9, 2015, in connection with the resignation of our officer and director Shahbod Rastegar (see Item 5.02 below), the registrant Development Capital Group, Inc. (the “Company”) entered into (i) a Cancellation of Promissory Note (exhibit 10.1 below) with Mr. Rastegar and his wholly owned-entity Metrix360, whereby Mr. Rastegar canceled 33,000,000 shares of Company common stock owned by himself and the Company canceled a Promissory Note for which Metrix360 was borrower to Company and under which $95,774.72 was owed as of January 9, 2014, and (ii) a Lock-Up Agreement (exhibit 10.2 below) with Mr. Rastegar whereby 6,000,000 shares of Company common stock held by him are subject to certain leak-out provisions over the duration of 39 months.

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 9th, 2015, Mr. Rastegar resigned from all officer and director positions of the Company and its subsidiary Clearance.co.

Effective January 9th, 2015, the Company board of directors appointed (i) Meghan Muir as director and vice-president of the Company, and (ii) Ray Reyes as president of the Company.

Ms. Muir, 36, joins Clearance.co as Vice President, specializing in online credit card processing and product sourcing, as well as managing all avenues of customer service. From 2002 through 2013 Meghan held a position as a Real Estate Sales Agent for Centennial Real Estate, a residential Real Estate Company specializing in residential property sales in the state of Nevada. Meghan worked with clients on both the buying and selling side of residential real estate. Since 2012 Meghan has held the position of Merchant Account Acquisitions Manager for Crunchtime, an email marketing company. In this role Meghan engages in many functions such as reviewing client business websites for approval specific to genre of business, corporation creation and structure, organizing and overseeing all due diligence of client documents for merchant account submittal to the bank, and working directly with the gateways to code the business for appropriate fraud controls.  From 2013 to present Meghan has also held the position of Merchant Account Acquisition Manager with Pure Web Pay, a company that specializes in online credit card processing and merchant account services. Maghan manages and oversees all Pure Web Pay clients; corporation creation, website design, third party accounts, bank submittal, gateways and accounting of merchant bank accounts. She also works directly with bank risk departments and manages clients as a full service program offered by Pure Web Pay. Meghan holds a Bachelor's Degree in Communications from San Diego State University.

The Company’s board of directors decided to appoint Ms. Muir to her director position with the Company due to her experience in online credit card processing, retail management, vendor relationships, product sourcing, client services and bank communications. During the past five years, Ms. Muir has not held any directorships with other public companies.

Mr. Reyes, 31, is a 14-year veteran of advertisement design and web technologies. Ray launched his career in Orange County, CA. He then transitioned to San Diego, CA to achieve a greater web marketing and social presence within the local community. Since 2008 Ray has held multiple positions with Crunchtime in San Diego, CA, an email marketing company. From 2008 through 2010 Ray worked as a Front End Developer and Senior Art Director for Crunchtime. In this role Ray conceptualized marketing ideas, and built advertising materials, supervised design staff and overlooked the overall style of advertising campaigns. From 2010 through 2012, he was a Project Manager. In this role Ray collaborated with the CEO and department heads to lead, plan and prioritize projects. He also monitored and reported progress, identified problems, and created solutions in various department scenarios. Since 2012 Ray has held the position of Email Operations Director. Ray has excelled in managing a department of graphic designers, email marketers, software engineers and front-end developers to run email operations and various online subscription-based websites. Ray also manages traffic streams and over-looks customer engagement and revenue while managing a large group of internal resources dedicated to email and online revenue streams.

At this time, we do not have any written employment agreements or other formal compensation agreements with Ms. Muir or Mr. Reyes. However, compensation arrangements with our officers and directors are the subject of ongoing development and we will make appropriate additional disclosures as they are further developed and formalized.

Item 9.01

Financial Statements and Exhibits

(c)  Exhibits

10.1	Cancellation of Promissory Note
10.2	Lock-Up Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

By:	/s/ Ray Reyes
Ray Reyes

Dated: January 14, 2014